Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

KSW, INC.

at

$5.00 Net Per Share

by

KOOL ACQUISITION CORPORATION

a wholly-owned subsidiary of KOOL ACQUISITION LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 10, 2012, UNLESS THE OFFER IS EXTENDED.

This Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of September 7, 2012 (as it may be amended from time to time, the “Merger Agreement”), among Kool Acquisition LLC, a Delaware limited liability company (“Parent”), Kool Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Offeror”), KSW, Inc., a Delaware corporation (“KSW”) and, solely with respect to Section 9.12 of the Merger Agreement, The Related Companies, L.P., a New York limited partnership (“Parent Guarantor”). Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” or the “KSW Common Stock”) of KSW at a price of $5.00 per Share, net to the seller in cash, without interest and less taxes required to be withheld (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares. After the completion of the Offer and the satisfaction or the waiver of the conditions to the Merger (as defined below), Offeror will merge with and into KSW (the “Merger”), with KSW being the surviving corporation in the Merger and becoming a direct wholly-owned subsidiary of Parent.

The Board of Directors of KSW (the “KSW Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of KSW’s stockholders and (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, in accordance with Delaware law. THE KSW BOARD HAS UNANIMOUSLY RECOMMENDED THAT KSW’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

There is no financing condition to the Offer. The Offer is subject to various conditions. See “Section 15—Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 6. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:	The Depositary for the Offer is:

AST Phoenix Advisors 110 Wall Street, 27th Floor New York, NY 10005 Banks and Brokers Call Collect: (212) 493-3910 All others Call Toll Free: (877) 478-5038 Email: info@phoenixadvisorsast.com	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

September 12, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement), this is what you must do:

•

If you are a record holder (i.e., a stock certificate representing shares of KSW Common Stock has been issued to you or you hold shares of KSW Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call AST Phoenix Advisors, our information agent for the Offer, at (877) 478-5038 if you require assistance. See “Section 3—Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

*            *             *

Questions and requests for assistance may be directed to AST Phoenix Advisors, our information agent for the Offer, at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from AST Phoenix Advisors, our information agent for the Offer, or from your broker, dealer, bank, trust company or other nominee.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:	The Depositary for the Offer is:

AST Phoenix Advisors 110 Wall Street, 27th Floor New York, NY 10005 Banks and Brokers Call Collect: (212) 493-3910 All Others Call Toll Free: (877) 478-5038 Email: info@phoenixadvisorsast.com	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

SUMMARY TERM SHEET		1
FREQUENTLY ASKED QUESTIONS		7
INTRODUCTION		14
THE OFFER		17
1.	Terms of the Offer.	17
2.	Acceptance for Payment and Payment for Shares.	19
3.	Procedure for Accepting the Offer and Tendering Shares.	20
4.	Withdrawal Rights.	22
5.	Material U.S. Federal Income Tax Considerations.	23
6.	Price Range of Shares; Dividends.	25
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.	26
8.	Certain Information Concerning KSW.	27
9.	Certain Information Concerning Offeror, Parent and Parent Guarantor.	27
10.	Source and Amount of Funds.	29
11.	Background of the Offer.	29
12.	Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights.	31
13.	The Transaction Documents.	33
14.	Dividends and Distributions.	48
15.	Conditions of the Offer.	48
16.	Certain Legal Matters; Regulatory Approvals.	49
17.	Fees and Expenses.	50
18.	Miscellaneous.	51

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. Questions or requests for assistance may be directed to AST Phoenix Advisors, our information agent for the Offer, at the address and telephone number as set forth on the back cover of this Offer to Purchase.

All references in this Offer to Purchase to “Offeror,” “we,” “our,” or “us” mean Kool Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Kool Acquisition LLC, a Delaware limited liability company. All references in this Offer to Purchase to “KSW” refer to KSW, Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought:	All issued and outstanding shares of KSW common stock, par value $0.01 per share (collectively, the “Shares” or the “KSW Common Stock”).

Consideration Offered Per Share:	$5.00 per Share, net to the seller in cash, without interest (the “Offer Price”). Any payments made as consideration for Shares tendered into and accepted in the Offer will be reduced by any applicable withholding taxes, and no interest will be paid thereon.

Scheduled Expiration Time:	12:00 midnight, New York City time, on Wednesday, October 10, 2012.

Offeror:	Kool Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Kool Acquisition LLC, a Delaware limited liability company (“Parent”).

Minimum Condition:	Prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement (as defined below)) there are validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the expiration date of the Offer) and not properly withdrawn a number of Shares that, together with any Shares beneficially owned by Parent and Offeror, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis. We refer to this condition as the “Minimum Condition.”

Tender and Support Agreement:	Concurrently with the execution of the Merger Agreement, and in consideration thereof, Mr. Floyd Warkol, entered into Tender and Support Agreement (the “Tender and Support Agreement”) with Parent and Offeror, whereby he agreed, subject to the terms and conditions set forth therein, among other things, to tender and not withdraw all of his Shares in the Offer and vote in favor of the adoption of the Merger Agreement and the approval of the Merger. As of September 7, 2012, Mr. Warkol beneficially owned, in the aggregate, approximately 10% of the outstanding Shares.

KSW’s Board of Directors Recommendation:	KSW’s board of directors (the “KSW Board”) has unanimously recommended that KSW’s stockholders tender their Shares into and accept the Offer, and, if required by applicable law, vote in favor of the adoption of the Merger Agreement.

Other Information

The Offer is the first step in Parent’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of September 7, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Offeror, KSW and, solely with respect to Section 9.12 of the Merger Agreement, The Related Companies, L.P. (“Parent Guarantor”). If the Offer is successful, Parent, through Offeror, its direct wholly-owned subsidiary, will acquire any remaining Shares through the merger of Offeror with and into KSW (the “Merger”), pursuant to which each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares directly owned by Parent or any of its subsidiaries (including Offeror) or held by KSW or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger, which will be canceled without the payment of any consideration, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”). KSW stockholders will have appraisal rights with respect to the Merger, but not the Offer. At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Shares without interest.

At the effective time of the Merger, each Share that is held by KSW or any of its subsidiaries as treasury shares and each Share directly owned by Parent or any of its subsidiaries (including Offeror) immediately prior to the effective time of the Merger, will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares (“Dissenting Shares”) in compliance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Appraisal Rights”) will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

The Offer will expire at 12:00 midnight, New York City time, on Wednesday, October 10, 2012, unless we extend the Offer. We will extend the expiration date of the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), or its staff, or the NASDAQ Stock Market LLC (“NASDAQ”). In addition, if, on any then-scheduled expiration date of the Offer, (i) any of the conditions of the Offer (see “Section 15—Conditions of the Offer”) have not been satisfied or waived, we may extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Parent and Offeror) and (ii) the Minimum Condition has not been satisfied and all other the conditions of the Offer (see “Section 15—Conditions of the Offer”) have been satisfied or waived, if requested by KSW, we are required to, extend the Offer for one or two periods of not more than 10 business days each (the length of any such extension to be determined by KSW). However, in no event will we be required to extend the offer beyond (1) the date on which all of the conditions and requirements of the Offer are satisfied or waived, (2) December 31, 2012 (such date, the “Outside Date”) or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or NASDAQ.

In addition, if following the expiration date of the Offer (as may be extended in accordance with the Merger Agreement), we, together with Parent, directly or indirectly own (or would own after the actual exercise of the top-up option (as defined below)) less than ninety percent (90%) of the outstanding Shares, we may elect to provide for a subsequent offering period (as described below) of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties to the Merger Agreement) (and one or more extensions thereof) in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Section 1—Terms of the Offer” and “Section 13—The Transaction Documents—The Merger Agreement.” A “subsequent offering period”, if included, is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

If we decide to or are required to extend the Offer, or if we offer a subsequent offering period, we will issue a press release setting forth the new date at which the Offer would expire no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

KSW has granted us an option, which we refer to as the “top-up option”, to purchase from KSW a number of newly-issued shares of KSW Common Stock at a per share price equal to the Offer Price, that when added to the number of Shares owned directly or indirectly by Parent and Offeror at the time of such exercise, equals at least one (1) Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option). The top-up option is only exercisable once, in whole and not in part, at any time at or after the date Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires and prior to the effective time of the Merger. In order to exercise the top-up option, among other things, Parent or Offeror must deposit the payment for the validly tendered Shares with the depository agent for the Offer. The top-up option is not exercisable and will terminate (1) at the later of the date that the Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires if the minimum number of newly-issued shares of KSW Common Stock (the “Top-Up Shares”) issuable upon exercise of the top-up option would exceed the minimum number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares held by KSW or any of its subsidiaries as treasury shares), (2) if any judgment, injunction, order or decree prohibits the exercise of the top-up option or the delivery of the Top-Up Shares of KSW Common Stock or (3) upon the termination of the Merger Agreement in accordance with its terms. If there has been validly tendered and not validly withdrawn in the Offer that number of Shares that, when added to the Shares owned, directly or indirectly, by Parent or Offeror, equals one (1) Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of shares pursuant to the exercise of the top-up option), then promptly following the date that the Offeror initially accepts for payment the validly tendered Shares or the date any subsequent offering period expires (and in any event by the earlier of the second business day thereafter and the Outside Date then in effect) the Offeror is required to exercise the top-up option. See “Section 1—Terms of the Offer,” “Section 12—Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights” and “Section 13—The Transaction Documents—The Merger Agreement”.

KSW Board of Directors Recommendation

The KSW Board has represented to us, among other things, that it has duly adopted resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of the stockholders of KSW (2) authorizing, approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, on the terms and conditions set forth therein and in accordance with the requirements of the DGCL, (3) directing that, if required by applicable law, the Merger Agreement be submitted to a vote for adoption at a special meeting of the stockholders called for such purpose for adoption and (4) recommending that the stockholders of KSW accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. See “Section 13—The Transaction Documents—The Merger Agreement”.

Conditions and Termination

The Offer is subject to customary conditions and, among other things, we are not required to complete the Offer unless the Minimum Condition has been satisfied. As of September 7, 2012, the minimum number of Shares required to satisfy the Minimum Condition would have been approximately 3,260,314 Shares. The Offer is not conditioned on Parent or Offeror obtaining financing. See “Section 12—Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights”, “Section 13—The Transaction Documents—The Merger Agreement—Termination” and “Section 15—Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Offeror’s, Parent’s and KSW’s respective rights to terminate the Merger Agreement.

Tender and Support Agreement

Concurrently with the execution of the Merger Agreement, and in consideration thereof, Mr. Floyd Warkol, Parent and Offeror entered into the Tender and Support Agreement, whereby Mr. Warkol agreed, subject to the terms and conditions set forth therein, among other things, to tender and not withdraw all of his Shares in the Offer and vote in favor of the adoption of the Merger Agreement and the approval of the Merger. Parent and Offeror did not pay any additional consideration in connection with the execution and delivery of the Tender and Support Agreement. See “Section 13—The Transaction Documents—The Tender and Support Agreement” for further details.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•

if you are a record holder (i.e., a stock certificate representing shares of KSW Common Stock has been issued to you or you hold shares of KSW Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call AST Phoenix Advisors, the information agent for the Offer, at (877) 478-5038 if you require assistance. See “Section 3—Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Withdrawal Rights

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period, unless we do accept your Shares for payment prior to such withdrawal. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, and you decide to withdraw in accordance with the Offer, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “Section 4—Withdrawal Rights” for further details.

Recent KSW Trading Prices

On September 7, 2012, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Parent Guarantor and KSW on September 10, 2012, the reported closing price for the Shares on NASDAQ was $4.07 per Share. On September 11, 2012, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $4.97 per Share. See “Section 6—Price Range of Shares; Dividends” for further details. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

If the Offer is successful, we expect the Shares to continue to be traded on NASDAQ until the time of the Merger, although we expect trading volume to be below the trading volume before the commencement of the Offer. Please note that the time period, if any, between completion of the Offer and the Merger may be very short. See “Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under Exchange Act; Margin Regulations” for further details.

Material U.S. Federal Income Tax Considerations

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “Section 5-Material U.S. Federal Income Tax Considerations”) will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. See “Section 5—Material U.S. Federal Income Tax Considerations” for further details.

Further Information

You may contact AST Phoenix Advisors, the information agent for the Offer, at the address and telephone number listed below if you have any questions about the Offer.

The Information Agent for the Offer is:

AST Phoenix Advisors

110 Wall Street, 27th Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 493-3910

All Others Call Toll Free: (877) 478-5038

FREQUENTLY ASKED QUESTIONS

We are offering (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of KSW, Inc., a Delaware corporation (“KSW”), for $5.00 per share, net to the seller in cash, without interest (the “Offer Price”). The following are answers to some of the questions you, as a KSW stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “Offeror,” “we,” “our” and “us” refer to Kool Acquisition Corporation, a Delaware corporation.

Who is offering to buy my securities?

Our name is Kool Acquisition Corporation, and we are offering to purchase your shares. We are a Delaware corporation formed for the purpose of making the Offer and consummating the Merger (as defined below) with KSW. We are a direct wholly-owned subsidiary of Kool Acquisition LLC, a Delaware limited liability company (“Parent”), which is a direct and wholly-owned subsidiary of The Related Companies, L.P., a New York limited partnership (“Parent Guarantor”). We were formed solely for the purpose of acquiring KSW and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring KSW. See the “Introduction” to this Offer to Purchase and “Section 9—Certain Information Concerning Parent Guarantor, Parent and Offeror.”

What securities are you offering to purchase?

We are offering to purchase all issued and outstanding shares of KSW common stock, par value $0.01 per share (collectively, the “Shares” or the “KSW Common Stock”). See the “Introduction” to this Offer to Purchase and “Section 1—Terms of the Offer.”

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay you $5.00 per Share in cash, without interest, less any applicable withholding taxes. If you are the record holder of your Shares (i.e., a stock certificate representing shares of KSW Common Stock has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We estimate that approximately $33 million will be needed to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the merger and pay the merger consideration in connection with the merger of us into KSW, which is expected to follow the successful completion of the Offer (all such payments, collectively referred to as the “Necessary Payments”). Parent will provide us with the necessary funds to fund the Necessary Payments through internally available cash (including a loan or investment from Parent Guarantor). Consummation of the Offer is not subject to any financing condition. See “Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares, following the Merger, you will not have any continuing interest in KSW, Parent or Parent Guarantor;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•

we, through our direct parent company, Parent, and Parent’s sole member, Parent Guarantor (who has guaranteed our and Parent’s obligations in connection with the Offer and the Merger), will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

See “Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition pursuant to which at least a majority of the outstanding Shares, on a fully diluted basis (excluding shares of KSW Common Stock issuable pursuant to the top-up option), must have been validly tendered and not properly withdrawn prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement);

Other conditions of the Offer are described in “Section 15—Conditions of the Offer.” See also “Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on Parent or Offeror obtaining financing.

Is there an agreement governing the Offer?

Yes. Parent, Offeror, KSW and, solely with respect to Section 9.12 of the Merger Agreement, Parent Guarantor, have entered into an Agreement and Plan of Merger, dated as of September 7, 2012 (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Offeror with and into KSW (the “Merger”), with KSW becoming a direct wholly-owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase and “Section 13—The Transaction Documents—The Merger Agreement.”

What does KSW’s Board think about the Offer?

KSW’s board of directors (the “KSW Board”) has unanimously:

•

determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of the stockholders of KSW;

•

authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, on the terms and conditions set forth therein and in accordance with the requirements of the General Corporation Law of the State of Delaware;

•	directed that, if required by applicable law, the Merger Agreement be submitted to a vote at a special meeting of the stockholders called for the purpose of adopting the Merger Agreement; and

•

recommended that the stockholders of KSW accept the Offer, tender their Shares to Offeror pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

See “Section 13—The Transaction Documents—The Merger Agreement—Stockholders Meeting; Board Recommendation.”

How long do I have to decide whether to tender my Shares in the Offer?

You have until 12:00 midnight, New York City time, on Wednesday, October 10, 2012, to decide whether to tender your Shares in the Offer, unless the Offer is extended as described below. See “Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “Section 3—Procedure for Accepting the Offer and Tendering Shares.” In addition, if we decide to provide a subsequent offering period in the Offer as described below under “Introduction” to this Offer to Purchase you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, trust company, bank or other nominee, you should promptly contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the expiration date of the Offer (as may be extended in accordance with the Merger Agreement).

When and how will I be paid for my validly tendered Shares?

If the conditions to the Offer as set forth in “Section 15—Conditions of the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you the Offer Price for each validly tendered and not properly withdrawn Share promptly following the expiration of the Offer. We do, however, expressly reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment for Shares until satisfaction of all conditions to the Offer, including such conditions relating to governmental or regulatory approvals.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for the validly tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “Section 3—Procedure for Accepting the Offer and Tendering Shares”), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See “Section 2—Acceptance for Payment and Payment for Shares.”

Can the Offer be extended and under what circumstances?

Yes. Pursuant to the Merger Agreement, if on the scheduled expiration date of the Offer, including following a prior extension, (i) any of the conditions of the Offer have not been satisfied or waived (other than any condition of the Offer that by its nature cannot be satisfied until the closing of the Offer, which will be required to be satisfied or waived at the closing of the Offer), we may extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Parent and Offeror) and (ii) the Minimum Condition has not been satisfied and all other the conditions of the Offer have been satisfied or waived (other than any condition of the Offer that by its nature cannot be satisfied until the closing of the Offer, which will be required to be satisfied or waived at the closing of the Offer), if requested by KSW, we are required to, extend the Offer for one or two periods of not more than 10 business days each (the length of any such extension to be determined by KSW). However, in no event will we be required to extend the offer beyond (1) the date on which all of the conditions and requirements of the Offer are satisfied or waived, (2) December 31, 2012 (such date, the “Outside Date”) or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or NASDAQ. See “Section 1—Terms of the Offer.”

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

If following the expiration of the Offer, we, together with Parent, directly or indirectly own (or would own after the actual exercise of the top-up option) less than ninety percent (90%) of the outstanding Shares, we may elect to provide for a subsequent offering period of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties to the Merger Agreement) (and one or more extensions thereof). We will accept for payment and pay for all Shares validly tendered during such subsequent offering period promptly after any Shares are validly tendered during such subsequent offering period. During such time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We may extend the subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We have not at this time made a final decision to provide or not to provide a subsequent offering period if we are not otherwise required to do so upon KSW’s request. See “Section 1—Terms of the Offer” and “Section 4—Withdrawal Rights” of this document for more information concerning any subsequent offering period.

There will not be a subsequent offering period if the number of Shares issuable upon exercise of the top-up option would allow us to obtain ownership of at least one Share more than 90% of the then outstanding number of Shares.

If we elect or are required to provide or extend any subsequent offering period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the Offer was scheduled to expire or the date of termination of any prior subsequent offering period. See “Section 1—Terms of the Offer.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See “Section 1—Terms of the Offer” and “Section 4—Withdrawal Rights.”

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

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If you are a record holder (i.e., a stock certificate representing shares of KSW Common Stock has been issued to you or you hold shares of KSW Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

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If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NASDAQ trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. Please call AST Phoenix Advisors, the information agent for the Offer, at (877) 478-5038 if you require assistance. See “Section 3—Procedure for Accepting the Offer and Tendering Shares” for further details.

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If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Until what time can I withdraw the validly tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement) by so instructing the Depositary in writing on or prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “Section 4—Withdrawal Rights” for further details.

How do I withdraw the validly tendered Shares?

To withdraw validly tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you have the right to withdraw the Shares tendered in the Offer. If you validly tendered Shares by giving instructions to a broker, dealer, trust company or other nominee, you must instruct your broker, dealer, trust company or other nominee to arrange the withdrawal of your Shares. See “Section 4—Withdrawal Rights.”

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will merge with and into KSW. In addition, if we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of

KSW. Furthermore, if, pursuant to the Offer or otherwise, Parent, Offeror and our respective subsidiaries own in the aggregate in excess of 90% of the outstanding Shares, we will effect the Merger without any further action by the stockholders of KSW. If the Merger takes place, KSW will become a direct wholly-owned subsidiary of Parent, and all remaining stockholders (other than Parent, Offeror or KSW, or any of their subsidiaries and any KSW stockholders who properly exercise their appraisal rights under Delaware law) will receive $5.00 net per Share in cash (or any higher price per Share which is paid in the Offer), without interest and less any applicable withholding taxes. See the “Introduction” to this Offer to Purchase and “Section 12—Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights” and “Section 13—The Transaction Documents—The Merger Agreement.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place between KSW and us, KSW stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive cash in an amount equal to the Offer Price for each of their Shares. Therefore, if the Merger takes place (and you do not exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares in the Offer is that tendering stockholders may be paid earlier. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, there may be so few remaining stockholders and publicly traded Shares that KSW Common Stock will no longer be eligible to be traded on NASDAQ or other securities exchanges and there may not be an active public trading market for KSW Common Stock. Also, KSW may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and “Section 13—The Transaction Documents—The Merger Agreement.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that have not been tendered and who follow the procedure for perfecting their appraisal rights as set forth in accordance with Delaware law. A holder of Shares must properly perfect such holder’s right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights under Delaware law. See “Section 12—Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

If you successfully complete the Offer, what will happen to the KSW Board?

If we accept Shares for payment pursuant to the Offer and deposit payment for the validly tendered Shares with the Depositary, under the Merger Agreement, Offeror will become entitled to designate at least a majority of the members of the KSW Board. In such case and to the fullest extent permitted by applicable law and NASDAQ, KSW has agreed, upon our request, to use reasonable best efforts to cause Offeror’s designees to be elected or appointed to the KSW Board in such number as is proportionate to Parent’s beneficial ownership of KSW’s Common Stock. Therefore, if we accept Shares for payment pursuant to the Offer, Offeror will, if it requests to so appoint its designees to the KSW Board, obtain control of the management of KSW shortly thereafter. However, prior to the effective time of the Merger, the KSW Board will retain at least two directors who were directors on September 7, 2012, the date of the Merger Agreement, and who qualify as “independent directors” under the U.S. federal securities laws, and the approval of a majority of such directors will be required, among other things, for KSW to amend, modify or terminate the Merger Agreement (or waive any provision thereof), effect certain other actions related to or in connection with the Merger or amend KSW’s certificate of incorporation or bylaws. See “Section 12—Purpose of the Offer; Plans for KSW, Stockholder Approval; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On September 7, 2012, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Parent and KSW on September 10, 2012, the reported closing price for the Shares on NASDAQ was $4.07 per Share. On September 11, 2012, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $4.97 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

Your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, a U.S. Holder (as defined in “Section 5—Material U.S. Federal Income Tax Considerations”) that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in its Shares. Payments made to a Non-U.S. Holder (as defined in “Section 5—Material U.S. Federal Income Tax Considerations”) with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections to the United States. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your Shares for cash pursuant to the Offer or the Merger in light of your own particular circumstances. See “Section 5—Material U.S. Federal Income Tax Considerations.”

Who can I talk to if I have questions about the Offer?

You can call AST Phoenix Advisors, the information agent for the Offer, at (212) 493-3910 (for banks and brokers) or (877) 478-5038 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of KSW, Inc.:

INTRODUCTION

Kool Acquisition Corporation, a Delaware corporation (“Offeror”) and a direct wholly-owned subsidiary of Kool Acquisition LLC, a Delaware limited liability company (“Parent”), which is a direct and wholly-owned subsidiary of The Related Companies, L.P., a New York limited partnership (“Parent Guarantor”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” or the “KSW Common Stock”) of KSW, Inc., a Delaware corporation (“KSW”), for $5.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). The Offer Price will be subject to any applicable withholding taxes.

If you are a record holder (i.e., a stock certificate representing shares of KSW Common Stock has been issued to you or you hold shares of KSW Common Stock directly in your name in book-entry form), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the U.S. Internal Revenue Service (the “IRS”) Form W-9 that is included in the Letter of Transmittal (or other applicable form) or otherwise establish an exemption, you may be subject to backup withholding tax, currently at a rate of 28% on the gross proceeds payable to you. See “Section 3—Procedure for Accepting the Offer and Tendering Shares—Backup Withholding Tax.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses that American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), and AST Phoenix Advisors, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of September 7, 2012 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Offeror, KSW and, solely with respect to Section 9.12 of the Merger Agreement, Parent Guarantor. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into KSW (the “Merger”), with KSW continuing as the surviving corporation and becoming a direct wholly-owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares directly owned by Parent or any of its subsidiaries (including Offeror) or held by KSW or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger, which will be canceled without the payment of any consideration, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”). KSW stockholders will have appraisal rights with respect to the Merger, but not the Offer. At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share without interest.

At the effective time of the Merger, each Share that is held by KSW or any of its subsidiaries as treasury shares and each Share directly owned by Parent or any of its subsidiaries (including Offeror) immediately prior to the effective time of the Merger, will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares (“Dissenting Shares”) in compliance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Appraisal

Rights”) will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

In addition, the Merger Agreement provides that, at the effective time of the Merger all options to acquire shares of KSW Common Stock that are outstanding and unexercised, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such option multiplied by the total number of shares of KSW Common Stock issuable upon exercise of such option, less any applicable taxes required to be withheld. If the exercise price per Share of any option is equal to or greater than the Offer Price, then such option will be canceled without payment of consideration. The Merger is subject to the satisfaction or waiver of certain conditions described in “Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger” and “Section 15—Conditions of the Offer.” “Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “Section 5—Material U.S. Federal Income Tax Considerations” describes material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

The Board of Directors of KSW (the “KSW Board”) has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of KSW’s stockholders and (2) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, in accordance with Delaware law. THE KSW BOARD HAS UNANIMOUSLY RECOMMENDED THAT KSW’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To our knowledge based on discussions with KSW, to the extent permitted by applicable securities laws, rules or regulations including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each executive officer and director of KSW currently intends to tender all Shares over which he or she has sole dispositive power.

A description of the reasons for the KSW Board’s approval of the Offer and the Merger will be set forth in KSW’s Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act on Schedule 14D-9 (the “Schedule 14D-9”). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer; Reasons for the Company Board’s Recommendation.”

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn (not including as validly tendered any Shares tendered in the Offer pursuant to procedures for guaranteed delivery and not actually delivered) a number of Shares that, together with all other Shares beneficially owned by Parent and Offeror, constitute at least a majority of the total number of then outstanding shares of KSW Common Stock on a fully diluted basis (the “Minimum Condition”) (generally, for purposes of determining whether or not the Minimum Condition has been satisfied, shares of KSW Common Stock issuable pursuant to the top-up option, will be excluded from the “fully diluted” calculation). See “Section 15—Conditions of the Offer” and “Section 16—Certain Legal Matters; Regulatory Approvals.”

According to KSW, as of September 7, 2012 there were 6,386,625 shares of KSW Common Stock issued and outstanding and 134,001 shares of KSW Common Stock reserved for issuance upon exercise of outstanding KSW Stock Options (as defined in “Section 13—The Transaction Documents—The Merger Agreement”). Accordingly, as of September 7, 2012, the Minimum Condition would have been satisfied if approximately 3,260,314 Shares were validly tendered pursuant to the Offer and not properly withdrawn.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Offeror will be entitled to designate the number of directors, rounded up to the next whole number, to the KSW Board that is in the same proportion as the Shares beneficially owned by Parent and Offeror to the total number of Shares outstanding on a fully diluted basis. Offeror currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of KSW from among (and possibly including all of) the following potential designees: Jeff T. Blau, Bruce A. Beal, Jr., Richard O’Toole and Michael J. Brenner. Each potential designee is a director, officer or employee of Parent Guarantor or any of its subsidiaries. We expect that such representation on the KSW Board would permit us to exert substantial influence over KSW’s conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of KSW.

Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we will be able to effect the Merger under the short-form merger provisions of the DGCL without a vote of KSW stockholders. If we acquire at least a majority of the total number of then outstanding shares of KSW Common Stock on a fully diluted basis pursuant to the Offer, we will have the right to exercise our top-up option under the Merger Agreement, to the extent of available authorized Shares, under which we have the right, subject to certain limitations, to purchase a number of Shares sufficient to own at least one Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of such top-up option shares), which is referred to in this Offer to Purchase as the “top-up option”. If we do not acquire at least 90% of the outstanding Shares, either through the purchase of Shares in the Offer or upon exercise of the top-up option, we will have to seek approval of the Merger Agreement and the Merger from KSW’s stockholders. Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding Shares. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied or waived (see “Section 15—Conditions of the Offer”), upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient Shares to enable us, without the vote of any other KSW stockholders, to satisfy the stockholder approval requirement to approve the Merger Agreement and the Merger. See “Section 13—The Transaction Documents—The Merger Agreement.”

The Offer is conditioned upon the fulfillment of the conditions described in “Section 15—Conditions of the Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Wednesday, October 10, 2012, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.    Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in “Section 3—Procedure for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 Midnight, New York City time, at the end of the day on Wednesday, October 10, 2012, unless extended, in which event such “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in “Section 15—Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition (as hereinafter defined). Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. In addition, if, on any then-scheduled Expiration Date, (i) any of the conditions of the Offer (see “Section 15—Conditions of the Offer”) have not been satisfied or waived, we may extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Parent and Offeror) and (ii) the Minimum Condition has not been satisfied and all other the conditions of the Offer (see “Section 15—Conditions of the Offer”) have been satisfied or waived, if requested by KSW, we are required to, extend the Offer for one or two periods of not more than 10 business days each (the length of any such extension to be determined by KSW). However, in no event will we be required to extend the offer beyond (1) the date on which all of the conditions and requirements of the Offer are satisfied or waived, (2) December 31, 2012 (such date, the “Outside Date”) or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or NASDAQ. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See “Section 4—Withdrawal Rights.”

We may provide for a subsequent offering period (as defined below), in accordance with Rule 14d-11 under the Exchange Act of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties) (and one or more extensions thereof) if, prior to the commencement of such subsequent offering period, Parent and Offeror directly or indirectly own (or would own after the actual exercise of the top-up option) less than ninety percent (90%) of the outstanding Shares. During such time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price. We may extend the subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We will not provide for such subsequent offering period if the number of Shares issuable upon exercise of the top-up option would allow us to obtain ownership of at least one (1) Share more than ninety percent (90%) of the then outstanding number of shares of KSW Common Stock (after giving effect to the issuance of Top-Up Shares (as defined below)). The same offer price will be paid to stockholders tendering Shares in the Offer during the initial offering period or during any subsequent offering period, if there is any. A “subsequent offering period”, if included, is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights will not apply to Shares tendered during a subsequent offering period. A subsequent offering period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

We have not at this time made a final decision to provide or not to provide a subsequent offering period if KSW does not otherwise require us to make such a period available. If we elect to provide or extend a subsequent offering period, we will make a public announcement of such subsequent offering period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period.

We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that KSW’s prior written consent is required for us to (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) waive or amend the Minimum Condition, (4) extend the Expiration Date (except to the extent required by or permitted under the Merger Agreement), (5) change the form of consideration payable in the Offer, (6) add to the Offer Conditions (as defined in “Section 13—The Transaction Documents—the Merger Agreement”) or impose any condition to the Offer other than the Offer Conditions, (7) otherwise amend, modify or supplement any of the conditions to the Offer set forth in “Section 15—Conditions of the Offer” or terms of the Offer, in each case, in a manner adverse to the holders of Shares or (8) abandon or terminate the Offer, except as expressly provided in the Merger Agreement.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view a tender offer must remain open for a minimum period of time following a material change in the terms of such tender offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

KSW has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Top-Up Option. Pursuant to the Merger Agreement, KSW has granted us an option, which we refer to as the “top-up option”, to purchase from KSW a number of newly-issued shares of KSW Common Stock (the “Top-Up Shares”) at a per share price equal to the Offer Price, that when added to the number of Shares owned directly or indirectly by Parent and Offeror at the time of such exercise, equals at least one (1) Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option). The top-up option is only exercisable once, in whole and not in part, at any time at or after the date Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires and prior to the effective time of the Merger. In order to exercise the option, the Offeror must give KSW written notice setting forth the number of Shares that will be owned, directly or indirectly, by Parent and the Offeror immediately preceding purchase of the Top-Up Shares, the place and time for the closing of the purchase of the Top-Up Shares, and the manner in which the Offeror intends to pay the applicable exercise price. The Offeror must cause the closing of the Top-Up Option to occur on the same date as the Closing, which must be no later than the earlier of (x) two business days after delivery of the aforementioned top-up exercise notice and (y) the Outside Date then in effect, and Parent or Offeror must deposit the payment for the validly tendered Shares with the depositary agent for the Offer (the “Depositary”). The top-up option is not exercisable and will terminate (1) at the later of the date that the Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires if the minimum number of the Top-Up Shares issuable upon exercise of the top-up option would exceed the minimum number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares held by KSW or any of its subsidiaries as treasury shares), (2) if any judgment, injunction, order or decree prohibits the exercise of the top-up option or the delivery of the Top-Up Shares or (3) upon the termination of the Merger Agreement in accordance with its terms. If there has been validly tendered and not validly withdrawn in the Offer that number of Shares that, when added to the Shares owned, directly or indirectly, by Parent or Offeror, equals one (1) Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option), then promptly following the date that the Offeror initially accepts for payment the validly tendered Shares or the date any subsequent offering period expires (and in any event by the earlier of the second business day thereafter and the then in effect Outside Date) the Offeror is required to exercise the top-up option. See “Section 12—Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights” and “Section 13—The Transaction Documents—The Merger Agreement.” The aggregate amount payable to KSW for the Top-Up Shares will be equal to the product of the number of Top-Up Shares and the Offer Price (the “Top-Up Consideration”). The Top-Up Consideration will consist of (a) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (b) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Offeror (x) in cash or (y) by issuance by Offeror (or if Offeror is not the holder of the validly tendered Shares, by Parent) of an unsecured, non-negotiable, non-transferable promissory note (which will be treated as payment to the extent of the principal amount thereof), or any combination of the foregoing.

2.    Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date (within the meaning of Rule 14d-11 under the Exchange Act), Purchaser expressly reserves the right to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with applicable laws. If we decide to provide a subsequent offering period, we will immediately accept for payment and pay for all Shares as they are tendered during the subsequent offering period promptly (within the meaning of Rule 14d-11 under the Exchange Act).

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Offeror’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any subsequent offering period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery”), (2) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or an Agent’s Message (as defined in “Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery”) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see “Section 3—Procedure for Accepting the Offer and Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For purposes of the Offer, we will be deemed to have accepted for payment the validly tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any validly tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “Section 3—Procedure for Accepting the Offer and Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

3.    Procedure for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (1) you must deliver certificates for the Shares representing the validly tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (2) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (2) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (3) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the

Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (1) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup Withholding Tax. A noncorporate Holder (as defined in “Section 5—Material U.S. Federal Income Tax Considerations”) may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder (as defined in “Section 5—Material U.S. Federal Income Tax Considerations”), such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder (as defined in “Section 5—Material U.S. Federal Income Tax Considerations”), such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. For a more detailed discussion of backup withholding tax, see “Section 5—Material U.S. Federal Income Tax Considerations.”

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the validly tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of KSW’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of KSW’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.    Withdrawal Rights.

Except as described in this Section 4, validly tendered Shares made in the Offer are irrevocable. If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Date by again following any of the procedures described in “Section 3—Procedure for Accepting the Offer and Tendering Shares.”

If we provide a subsequent offering period (as described in more detail in “Section 1—Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.    Material U.S. Federal Income Tax Considerations.

The following is a general summary of the material U.S. federal income tax considerations to a beneficial owner of Shares (a “Holder”) who exchanges Shares for cash pursuant to the Offer (including during a subsequent offering period) or the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the IRS or any other taxing authority with respect to any of the U.S. federal income tax considerations summarized herein, and there can be no assurance that the IRS will not challenge any of the considerations summarized herein, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes:

A “Non-U.S. Holder” is a Holder (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of Holders that are subject to special treatment under the U.S. federal income tax laws, such as (1) banks, financial institutions or insurance companies, (2) regulated investment companies or real estate investment trusts, (3) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (4) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (5) controlled foreign corporations or passive foreign investment companies, (6) Holders that exercise appraisal rights in connection with the Merger, (7) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (8) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (9) Holders that are liable for the “alternative minimum tax” under the Code, (10) U.S. Holders whose functional currency is not the U.S. dollar, (11) subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, or (12) U.S. expatriates. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares exchanged were held for more than one year as of the date of exchange. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired for the same cost in the same transaction) exchanged for cash pursuant to the Offer or the Merger.

Non-U.S. Holders. Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless: (1) the gain, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis under regular graduated income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (2) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the Shares are exchanged and certain other conditions are met, in which event gain recognized by the Non-U.S. Holder will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), but generally may be offset by U.S. source capital losses recognized by the Non-U.S. Holder during the same taxable year.

Information Reporting and Backup Withholding Tax. Payments made to a Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger will be reported to the Holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, a noncorporate Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such Non-U.S. Holder’s case. If Shares are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity.

Backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules from a payment to a Holder generally will be allowed as a refund or credit against such Holder’s U.S. federal income tax liability, provided that such Holder timely furnishes the required information to the IRS.

6.    Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “KSW”. The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported in published financial sources:

	High	Low
2010
First Quarter	$3.6005	$3.0451
Second Quarter	$3.4502	$2.6746
Third Quarter	$2.8618	$2.3625
Fourth Quarter	$3.3617	$2.6739
2011
First Quarter	$3.5894	$3.0246
Second Quarter	$4.2272	$3.0702
Third Quarter	$3.7808	$2.8333
Fourth Quarter	$3.2242	$2.7677
2012
First Quarter	$3.8994	$3.0435
Second Quarter	$4.25	$3.4905
Third Quarter (through September 11, 2012)	$5.02	$3.51

In May 2012, KSW paid to holders as of May 18, 2012 of KSW Common Stock a dividend of $0.20 per share, in the aggregate principal amount of $1.277 million. In August 2012, KSW paid to holders as of August 23, 2011 of KSW Common Stock a dividend of $0.15 per share, in the aggregate principal amount of $0.955 million. Under the terms of the Merger Agreement, KSW is not permitted to declare, set aside, establish a record date for or pay dividends with respect to shares of KSW Common Stock, or make any other actual, constructive or deemed distribution with respect to KSW Common Stock. If we acquire control of KSW, we currently intend that no dividends will be declared on the shares of KSW Common Stock prior to the effective time of the Merger.

On September 7, 2012, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Parent and KSW on September 10, 2012, the reported closing price for the Shares on NASDAQ was $4.07 per Share. On September 11, 2012, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $4.97 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place or is delayed, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Offeror. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders may be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. Among such criteria, listed companies are required to maintain a minimum of either: (i) four market makers, 400 total shareholders, 1.1 million shares publicly held, a market value of publicly held shares of $15 million, and a market value of listed securities of $50 million; or (ii) two market makers, 400 total shareholders, 750,000 shares publicly held, a market value of publicly held shares of $5 million, and $10 million in shareholders’ equity. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the listing of Shares on NASDAQ would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on NASDAQ, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of KSW to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of KSW subject to registration, would substantially reduce the information required to be furnished by KSW to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to KSW. Furthermore, “affiliates” of KSW and persons holding “restricted securities” of KSW may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on NASDAQ. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause KSW to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning KSW.

KSW is a Delaware corporation with principal executive offices at 37-16 23rd Street, Long Island City, New York 11101. The telephone number of KSW’s principal executive offices is (718) 361-6500.

The following description of KSW and its business has been taken from KSW’s Annual Report on Form 10-K for the year ended December 31, 2011, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

KSW furnishes and installs heating, ventilating and air conditioning (“HVAC”) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW does not actively pursue projects under $3,000,000. KSW also serves as a mechanical trade manager, performing project management services relating to the mechanical trades.

As of December 31, 2011, KSW employed approximately 41 full-time office and project support employees. KSW also employs field employees, who are union workers. The number of field union workers employed varies at any given time, depending on the number and types of ongoing projects and the scope of projects under contract. KSW hires union labor for specific work assignments and can reduce the number of union workers hired at will with no penalty.

For the year ended December 31, 2011, KSW’s total revenues and net income were approximately $69.3 million and $1.6 million, respectively.

Additional Information. KSW is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. KSW’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9.    Certain Information Concerning Offeror, Parent and Parent Guarantor.

Offeror is a Delaware corporation incorporated on September 5, 2012, with its principal executive offices at 60 Columbus Circle, New York, NY 10023. The telephone number of Offeror’s principal executive offices is (212) 801-1000. To date, Offeror has engaged in no activities other than those incidental to Offeror’s formation, entry into the Merger Agreement and commencement of the Offer. Offeror is a direct wholly-owned subsidiary of Parent.

Parent is a Delaware limited liability company formed on September 4, 2012, with its principal executive offices at 60 Columbus Circle, New York, NY 10023. The telephone number of Parent’s principal executive offices is (212) 801-1000. Since its formation, Parent has engaged in no activities other than those incidental to Offeror’s formation, entry into the Merger Agreement and commencement of the Offer. Parent is a direct and wholly-owned subsidiary of Parent Guarantor.

Parent Guarantor is a New York limited partnership with its principal executive offices at 60 Columbus Circle, New York, NY 10023. The telephone number of Parent Guarantor principal executive offices is

(212) 801-1000. Parent Guarantor is controlled and majority-owned by Stephen M. Ross. Parent Guarantor is a fully-integrated, highly diversified real estate firm with experience in every aspect of development, acquisitions, management, finance, marketing and sales. Headquartered in New York City, Parent Guarantor has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Abu Dhabi and Shanghai and boasts a team of more than 2,000 professionals. Parent Guarantor’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office, trade show and affordable properties in premier high-barrier-to-entry markets.

We do not believe that our financial condition or the financial condition of Parent Guarantor or Parent is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because (1) the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in KSW, Parent Guarantor or Parent, (2) consummation of the Offer is not subject to any financing condition, (3) if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same cash price per share paid in the Offer and (4) we, through our direct parent company, Parent, and Parent’s sole member, Parent Guarantor, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Offeror and certain other information are set forth on Schedule I and Schedule II hereto, respectively.

Except as set forth elsewhere in this Offer to Purchase, or Schedule I and Schedule II to this Offer to Purchase, respectively: (1) none of Parent Guarantor, Parent and Offeror and, to Parent Guarantor, Parent’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II hereto, respectively, or any associate or majority owned subsidiary of Offeror, Parent, Parent Guarantor or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of KSW; (2) none of Offeror, Parent, Parent Guarantor and, to Parent Guarantor, Parent’s and Offeror’s knowledge, the persons or entities referred to in clause (1) above has effected any transaction in the Shares or any other equity securities of KSW during the past 60 days; (3) none of Parent Guarantor, Parent and Offeror and, to Parent Guarantor, Parent’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of KSW (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (4) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between Offeror, Parent, Parent Guarantor, their subsidiaries or, to Parent Guarantor, Parent’s and Offeror’s knowledge, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, on the one hand, and KSW or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (5) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between Offeror, Parent, Parent Guarantor, their subsidiaries or, to Parent Guarantor, Parent’s and Offeror’s knowledge, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, on the one hand, and KSW or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (6) none of Offeror, Parent, Parent Guarantor and, to Parent Guarantor, Parent’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (7) none of Parent Guarantor, Parent and Offeror and, to Parent Guarantor, Parent’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

10.    Source and Amount of Funds.

We estimate that approximately $33 million will be needed to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Parent will provide us with the necessary funds to satisfy these obligations. Consummation of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

11.    Background of the Offer.

Background of the Offer; Past Contacts or Negotiations with the Company. Parent Guarantor has regularly evaluated business development strategies, including strategic acquisitions, collaborations, joint ventures, partnerships and other business relationships.

Parent Guarantor and KSW have had an ongoing business relationship over the past several years. Since September 2010, KSW has received ordinary course payments totaling approximately $14.3 million from Parent Guarantor in respect of its work on four of Parent Guarantor’s projects, of which $14.1 million relates to a single project on 42nd Street and 10th Avenue in New York, New York. Recently, Parent Guarantor hired KSW to furnish and install the heating, ventilation and air conditioning systems in Parent Guarantor’s West 30th Street project in New York, New York, for which engagement Parent Guarantor expects to pay KSW approximately $9.8 million over the life of the contract.

On May 30, 2012, at a meeting at the offices of Parent Guarantor between representatives of Parent Guarantor and KSW concerning a potential new project involving Parent Guarantor and KSW, Mr. Bruce A. Beal Jr., (at the time) an Executive Vice President of Parent Guarantor, indicated Parent Guarantor’s interest in employing Mr. Floyd Warkol, the Chief Executive Officer of KSW, in an executive capacity to assist in Parent Guarantor’s future building projects. Potential financial terms of employment were not discussed.

On June 8, 2012, at a meeting with Mr. Beal and Mr. Richard O’Toole, an Executive Vice President of Parent Guarantor, Mr. Warkol requested that, instead of employing him, Parent Guarantor consider pursuing a potential acquisition of KSW.

At a June 21, 2012 meeting among Mr. Beal, Mr. Stephen M. Ross, (at the time) Chairman and Chief Executive Officer of Parent Guarantor, Mr. Jeff T. Blau, (at the time) President of Parent Guarantor, and Mr. Warkol, the representatives of Parent Guarantor indicated that Parent Guarantor would consider paying up to $5.00 per Share to acquire KSW, subject to further diligence and negotiation of a satisfactory form of merger agreement. The following day, KSW and Parent Guarantor executed the Confidentiality Agreement, dated June 22, 2012 (the “Confidentiality Agreement”) and James F. Oliviero, KSW’s general counsel, provided Parent Guarantor with a copy of KSW’s existing collective bargaining agreement.

From June 22, 2012 through to September 7, 2012, Parent Guarantor conducted its due diligence investigation of KSW, which initially consisted of a review of the data and other materials made available to Parent Guarantor by KSW, follow-up requests for additional information and various conference calls and in-person meetings with representatives of KSW.

On June 27, 2012, Mr. Oliviero and Mr. Richard W. Lucas, KSW’s Chief Financial Officer, met with representatives of Parent Guarantor. At this meeting the representatives of KSW presented an overview of

KSW’s accounting, job costing and labor tracking programs, pending litigation and work in progress. Further, on June 28, 2012, Mr. Oliviero provided representatives of Parent Guarantor with three samples of current construction contracts to which KSW is a party.

In early July 2012, Parent Guarantor retained DLA Piper LLP (US) (“DLA Piper”) to provide legal advisory services in connection with a possible transaction with KSW.

On July 9, 2012, Parent Guarantor submitted a draft non-binding term sheet (the “Term Sheet”) to KSW reflecting a price of $5.00 per Share for all of the outstanding shares of KSW through an all cash tender offer and/or merger. On July 11, 2012, KSW’s outside counsel, Bracewell and Giuliani, LLP (“B&G”), provided a revised draft of the Term Sheet to Parent Guarantor and DLA Piper . On July 12, 2012, representatives of B&G and DLA discussed the terms of the Term Sheet.

On July 12, 2012, Mr. Warkol met with Mr. Beal and Mr. O’Toole to further discuss the terms of a potential transaction and review the status of Parent Guarantor’s due diligence. They also discussed KSW’s current operations and Mr. Warkol’s role if Parent Guarantor were to acquire KSW. Terms of employment were not discussed.

Also on July 12, 2012, Mr. Oliviero discussed human resources matters with Ms. Jennifer McCool, an executive of Parent Guarantor.

Between July 13, 2012 and July 18, 2012, representatives of DLA Piper and B&G engaged in a number of discussions to resolve the open issues on the Term Sheet and exchanged a number of drafts of the Term Sheet. On July 18, 2012 KSW executed the Term Sheet. On July 27, 2012, Parent Guarantor executed the Term Sheet and confirmed to KSW that it was interested in continuing discussions with KSW regarding a possible acquisition of KSW.

On July 18, 2012, Mr. O’Toole met at KSW’s offices with Mr. Warkol, Mr. Oliviero and Mr. Lucas to further discuss the status of Parent Guarantor’s due diligence.

On July 31, 2012, representatives of DLA Piper delivered an initial draft of the merger agreement to B&G.

On August 2, 2012, representatives of DLA Piper delivered an initial draft of the tender and support agreement to B&G, and representatives of B&G delivered a revised draft of the merger agreement to DLA Piper. On August 3, 2012, representatives of B&G delivered a revised draft of the tender and support agreement to DLA Piper.

On August 6, 2012, Mr. O’Toole and Mr. Michael J. Brenner, the Chief Financial Officer of Parent Guarantor, visited KSW’s offices to review KSW’s accounting procedures and systems with representatives of KSW. They also discussed with Mr. Warkol the timing of the potential transaction.

Between August 7, 2012 and August 16, 2012, representatives of DLA Piper and B&G engaged in a number of discussions to resolve as many of the open items as possible in the draft merger agreement and draft tender and support agreement, and exchanged a number of drafts of the merger agreement and tender and support agreement.

On August 28, 2012, representatives of B&G delivered a preliminary draft of KSW’s Solicitation/Recommendation Statement on Schedule 14D-9. On September 4, 2012, representatives of DLA Piper delivered to B&G a preliminary draft Schedule TO and offer to purchase, comments on KSW’s Solicitation/Recommendation Statement on Schedule 14D-9, and revised drafts of the merger agreement and tender and support agreement.

Between September 4, 2012 and September 7, 2012, representatives of DLA Piper, B&G, KSW and Parent Guarantor engaged in a number of discussions and exchanged drafts relating to the proposed announcement of the transactions contemplated by the Merger Agreement.

Between September 5, 2012 and September 6, 2012, representatives of DLA Piper and B&G engaged in further discussions to resolve as many of the open items as possible in the draft merger agreement and draft tender and support agreement, and exchanged drafts of the merger agreement and tender and support agreement. At the conclusion of September 6, 2012, the negotiation of the definitive merger agreement and tender and support agreement were substantially complete.

On September 6, 2012, representatives of DLA Piper delivered to KSW a preliminary draft Schedule 13D.

After a special meeting of the KSW board of directors on September 7, 2012, the parties executed and delivered the Merger Agreement and the Tender and Support Agreement after the U.S. stock markets closed. On September 10, 2012, before the U.S. stock markets opened, Parent Guarantor and KSW issued a joint press release announcing the transaction. A copy of the joint press release is attached as exhibit (a)(5)(A) to the Schedule TO and is incorporated herein by reference.

On September 12, 2012, Purchaser commenced the Offer.

KSW’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by KSW with the SEC and mailed to KSW’s stockholders with this Offer to Purchase, includes additional information on the background, negotiations and other activities related to potential transactions involving KSW and companies other than Parent Guarantor. See the section titled “Background of the Merger” in Item 4 of the Schedule 14D-9.

12.    Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights.

Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, KSW. The Offer, as the first step in the acquisition of KSW, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of KSW not purchased pursuant to the Offer or otherwise.

Plans for KSW. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of KSW, the disposition of securities of KSW, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving KSW, the sale or transfer of a material amount of assets of KSW, any material changes in KSW’s present dividend policy, indebtedness, capitalization, corporate structure, business or any material change to the composition of KSW’s management or the KSW Board.

It is expected that, initially following the Merger, the business and operations of KSW will, except as set forth in this Offer to Purchase, be continued as a stand-alone business unit substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of KSW during and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to work with KSW’s management as part of a comprehensive review of KSW’s business, operations, capitalization and management with a view to optimizing development of KSW’s potential in conjunction with Parent Guarantor’s business.

After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer, including any subsequent offering period, to complete the Merger under the short-form merger provisions of the DGCL without a vote of KSW stockholders, we expect to acquire additional Shares by exercising the top-up option, subject to the limitations set forth in the Merger Agreement.

After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the KSW Board in proportion to the aggregate ownership by us and Parent of the outstanding Shares, as described below under the caption “Directors” in Section 13 “The Transaction Documents—The Merger Agreement.” After completion of the Offer and the Merger, KSW will be a direct wholly-owned subsidiary of Parent.

Stockholder Approval. Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including by exercise of the top-up option), at least 90% of the outstanding Shares, we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL without a vote of KSW stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek adoption of the Merger Agreement by KSW’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of not less than a majority of the outstanding Shares, including the Shares owned and purchased by us pursuant to the Offer. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the vote of any other KSW stockholder, to satisfy the stockholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, KSW has agreed to establish a record date, duly call, give notice of, convene and hold a special meeting of KSW’s stockholders as soon as reasonably practicable following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer in accordance with its certificate of incorporation, bylaws, applicable law and the rules and regulations of NASDAQ to consider and take action upon the Merger Agreement if stockholder approval is required to effect the Merger and to not postpone or adjourn such special meeting unless required to comply with applicable law.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning KSW and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Offeror and Parent believe that Rule 13e-3 will not be applicable to the Merger because the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Stockholders will receive the same price per Share as paid in the Offer.

Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price paid per Share pursuant to the Offer or the price per Share to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to KSW a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected under the short-form merger provisions of the DGCL without a vote of KSW stockholders, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13.    The Transaction Documents.

The Merger Agreement.

The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the “Schedule TO”) of which this Offer to Purchase forms a part, and is incorporated herein by reference. A copy of the Merger Agreement may be obtained in the manner set forth in Section 8—”Certain Information Concerning KSW.” For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Offeror, Parent Guarantor or KSW. Such information can be found elsewhere in this Offer to Purchase.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than Friday, September 21, 2012 (ten (10) business days after September 7, 2012, the date of the Merger Agreement). The obligations of Offeror to (and the obligations of Parent to cause Offeror to) accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date are subject only to (1) the satisfaction of the Minimum Condition and (2) the satisfaction or waiver by Offeror of certain conditions (such conditions, together with the Minimum Condition, the “Offer Conditions”) that are described in “Section 15—Conditions of the Offer.” Parent and Offeror expressly reserve the right to increase the Offer Price or to waive or to modify the terms or conditions of the Offer, except that, without the written consent of KSW, neither Parent nor Offeror will: (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) waive or amend the Minimum Condition, (d) extend the expiration of the Offer (except to the extent required by or permitted under the Merger Agreement), (e) change the form of consideration payable in the Offer, (f) add to the Offer Conditions or impose any other conditions to the Offer other than the Offer Conditions, (g) otherwise amend, modify or supplement any of the Offer Conditions or any term of the Offer set forth in the Merger Agreement, in each case, in a manner adverse to the holders of Shares or (h) abandon or terminate the Offer, except as expressly provided in the Merger Agreement.

The Merger Agreement provides that if, on any then-scheduled Expiration Date, (i) any Offer Condition has not been satisfied or waived (other than any Offer Conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer), Offeror may, in its sole discretion extend the Offer for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent and Offeror) and (ii) the Minimum Condition has not been satisfied and all other Offer Conditions have been satisfied or waived (other than any Offer Conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer), if requested in writing by KSW, Offeror shall extend the Offer for one or more consecutive increments of not more than ten (10) Business Days each, the length of such period to be determined by KSW; provided that the aggregate number of extended days pursuant to clause (ii) shall not exceed twenty (20) Business Days and the Company shall not be entitled to make more than two (2) requests pursuant to clause (ii), in the case of clauses (i) and (ii), until the earlier of (1) the date on which all of the Offer Conditions are satisfied or waived, (2) the Outside Date then in effect or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or NASDAQ. The obligations of Offeror, and of Parent to cause Offeror, to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date are subject only to (a) the satisfaction of the Minimum Condition and (b) the satisfaction or waiver by Offeror of the other Offer Conditions and the terms and conditions hereof.

Subsequent Offering Period. The Merger Agreement provides that Offeror may elect to provide for a subsequent offering period of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties) (and one or more extensions thereof) in accordance with Rule 14d-11 of the Exchange Act if, prior to the commencement of such subsequent offering period, Parent and Offeror directly or indirectly own (or would own after the actual exercise of the top-up option) less than ninety percent (90%) of the outstanding Shares.

Top-Up Option. Pursuant to the Merger Agreement, KSW has granted us an option, which we refer to as the “top-up option,” to purchase from KSW a number of newly-issued shares of KSW Common Stock at a per share price equal to the Offer Price (the “Top-Up Consideration”), that when added to the number of Shares owned directly or indirectly by Parent and Offeror at the time of such exercise, equals one (1) Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option). The top-up option is only exercisable once, in whole and not in part, at any time (1) at or after the later of (a) the date Offeror initially accepts for payment the validly tendered Shares and (b) the date any subsequent offering period expires, and (2) prior to the effective time of the Merger. In order to exercise the option, the Offeror must give KSW written notice setting forth the number of Shares that will be owned, directly or indirectly, by Parent and the Offeror immediately preceding purchase of the Top-Up Shares, the place and time for the closing of the purchase of the Top-Up Shares, and the manner in which the Offeror intends to pay the applicable exercise price. The Offeror must cause the closing of the Top-Up Option to occur on the same date as the Closing, which must be no later than the earlier of (x) two business days after delivery of the aforementioned top-up exercise notice and (y) the Outside Date then in effect, and Parent or Offeror must deposit the payment for the validly tendered Shares with the Depositary at the Closing. The top-up option is not exercisable and will terminate (1) at the later of the date that the Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires if the minimum number of the shares issuable upon exercise of the top-up option would exceed the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares any Shares held by KSW or any of its subsidiaries as treasury shares), (2) if any judgment, injunction, order or decree prohibits the exercise of the top-up option or the delivery of the Top-Up Shares or (3) upon the termination of the Merger Agreement in accordance with its terms. If there has been validly tendered and not validly withdrawn in the Offer that number of Shares that, when added to the Shares owned, directly or indirectly, by Parent or Offeror, equals one (1) Share more than 90% of the number of shares of KSW Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option), then promptly following the date that the Offeror initially accepts for payment the validly tendered Shares or the date any subsequent offering period expires (and in any event by the earlier of the second business day thereafter and the Outside Date then in effect) the Offeror is required to exercise the top-up option. See “Section 1—Terms of the Offer,” and “Section 12—Purpose of the Offer; Plans for KSW; Stockholder Approval; Appraisal Rights.” The aggregate amount payable to KSW for the Top-Up Shares will be the Top-Up Consideration. The Top-Up Consideration will consist of (a) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (b) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Offeror (x) in cash or (y) by issuance by Offeror (or if Offeror is not the holder of the validly tendered Shares, by Parent) of an unsecured, non-negotiable, non-transferable promissory note (which will be treated as payment to the extent of the principal amount thereof), or any combination of the foregoing.

Directors. The Merger Agreement provides that subject to the applicable law, following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer (but only for so long as Parent and Offeror Sub beneficially own at least a majority of the outstanding Shares), Offeror will be entitled to designate such number of directors, rounded up to the next whole number, to the KSW Board as will give Offeror representation on the KSW Board after giving effect to the election of such directors, in the same proportion as the percentage of Shares then beneficially owned by Parent and Offeror, to the total number of Shares outstanding. KSW is required under the Merger Agreement to, upon the request of Parent, use its reasonable best efforts to cause Offeror’s designees to be elected or appointed to the KSW Board.

Until the effective time of the Merger, Parent and KSW must (1) allow the KSW Board to have at least two directors who were members of the KSW Board on the date of the Merger Agreement and who qualify as independent for purposes of Rule 10A-3 under the Exchange Act (such directors, the “Independent Directors”), (2) allow the Independent Directors who are members of the audit committee of the KSW Board immediately prior to the date of the Merger Agreement to remain as the sole members of the audit committee of the KSW Board and (3) cause such audit committee to comply with all requirements of U.S. federal securities laws and NASDAQ applicable thereto.

From and after the time, if any, that Offeror’s designees constitute a majority of the KSW Board and prior to the effective time of the Merger, the affirmative vote of a majority of the Independent Directors will be required to:

•	amend, modify or terminate the Merger Agreement on behalf of KSW or to amend or modify the terms or conditions of the Offer or the Merger or any of the agreements contemplated or referenced thereby;

•	exercise or waive any of KSW’s rights or remedies under the Merger Agreement or any of the agreements contemplated or referenced thereby;

•	extend the time for the performance of Parent’s or Offeror’s obligations under the Merger Agreement or any of the agreements contemplated or referenced thereby;

•	enforce any obligation of Parent or Offeror under the Merger Agreement or any of the agreements contemplated or referenced thereby; or

•	amend or otherwise modify in any manner adverse to the stockholders of KSW the certificate of incorporation or bylaws of KSW.

The Merger. The Merger Agreement provides that, at the effective time of the Merger, Offeror will be merged with and into KSW with KSW being the Surviving Corporation. Following the Merger, the separate corporate existence of Offeror will cease, and KSW will continue as the Surviving Corporation, becoming wholly-owned by Parent. At the effective time of the Merger, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of KSW and Offeror, and all of the claims, obligations, liabilities, debts and duties of KSW and Offeror will become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation. At the effective time of the Merger, the certificate of incorporation of KSW will be amended and restated in its entirety to read identically to the certificate of incorporation attached to the Merger Agreement, and the by-laws of KSW will be amended and restated in its entirety to read identically to the by-laws of Offeror as in effect immediately prior to the effective time of the Merger. The directors of Offeror immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation. The officers of KSW immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date (as defined below) of the following conditions:

•

Offeror has accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer (provided, that the purchase of Shares pursuant to the Offer will not be a condition to the obligations of Parent and Offeror to effect the Merger if Offeror fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer).

•

If required under the DGCL, the Merger Agreement has been duly adopted at a meeting of KSW stockholders by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the “Stockholder Approval”) (provided, that the Stockholder Approval will not be a condition to the obligations of Parent and Offeror to effect the Merger if Parent and Offeror do not vote or cause to be voted at the Stockholders Meeting (as defined below) all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of the Merger Agreement).

•

No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “Restraints”) will be in effect enjoining or otherwise prohibiting the consummation of the Merger, and no law will have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Merger.

Merger Consideration. Each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares directly owned by Parent or any of its subsidiaries (including Offeror) or held by KSW or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger, which will be canceled without the payment of any consideration, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”). At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share without interest.

At the effective time of the Merger, each Share that is held by KSW or any of its subsidiaries as treasury shares and each Share directly owned by Parent or any of its subsidiaries (including Offeror) immediately prior to the effective time of the Merger, will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares (“Dissenting Shares”) in compliance with Section 262 of the DGCL (the “Appraisal Rights”) will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

Treatment of Options and Other Equity Awards. The Merger Agreement provides that at the effective time of the Merger, each KSW Stock Option (as defined below) that is outstanding and unexercised, will vest and be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of (a) the Merger Consideration over (b) the exercise price per Share for such KSW Stock Option and (2) the total number of shares underlying such KSW Stock Option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per Share for any KSW Stock Option is equal to or greater than the Merger Consideration, such KSW Stock Option will be canceled without payment of consideration. “KSW Stock Option” means a stock option to acquire KSW Common Stock granted under a KSW Stock Plan. “KSW Stock Plans” mean KSW’s 1995 Stock Option Plan and the 2007 Stock Option Plan.

KSW will take all actions necessary to effect such transactions contemplated by the Merger Agreement under the KSW Stock Plans and any other plan or arrangement of KSW, including delivering all notices and making any determinations and/or resolutions of the KSW Board or a committee thereof.

The Surviving Corporation will make all payments with respect to each KSW Stock Option, without interest, within five (5) business days following the effective time of the Merger.

Prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, KSW, the KSW Board and its compensation committee, as applicable, will adopt resolutions and take any actions that are reasonably necessary to effectuate the actions described above and Parent will take any actions that are reasonably necessary to effectuate the actions described above.

Representations and Warranties. In the Merger Agreement, KSW has made representations and warranties to Parent and Offeror, including representations with respect to: corporate matters related to KSW, such as organization, standing and corporate power; KSW’s subsidiaries; KSW’s capital structure; authority of KSW to enter into the Merger Agreement; the inapplicability of the Delaware takeover statute; the absence of conflicts with or consents required in connection with the Merger Agreement; KSW’s disclosure documents and public information; backlog of work-in-progress; information supplied or to be supplied to Parent and Offeror; absence of certain changes or events; absence of litigation; material contracts; compliance with laws and permits; environmental matters; KSW employee benefit plans and other employee and labor matters; taxes; real property; intellectual property; brokers and other advisors; affiliate transactions; customers, partners, suppliers and subcontractors; bids and proposals; government contracts; trade secrets and customer lists; insurance; warranty and related matters; and acknowledgement that Parent and Offeror make no representations in addition to those that they make in the Merger Agreement.

In the Merger Agreement, Parent and Offeror have made representations and warranties to KSW, including representations with respect to: corporate matters related to Parent and Offeror including organization, standing and corporate power; capitalization of Offeror and operations of Offeror; authorization with respect to the Merger Agreement; the absence of conflicts with or consents required in connection with the Merger Agreement; information supplied or to be supplied to KSW; availability of funds; ownership of KSW Common Stock; absence of litigation; brokers and other advisors; and acknowledgement that KSW makes no representations in addition to those described above.

Some of the representation and warranties in the Merger Agreement are qualified as to “materiality” or “KSW Material Adverse Effect.” For purposes of the Merger Agreement, “KSW Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence (each, an “Event”) that individually or taken together with other Events, (1) has a material adverse effect on the business, assets, liabilities, results of operation or financial condition of KSW and its subsidiaries, taken as a whole, or (2) would prevent or materially impede, interfere with, hinder or delay the consummation by KSW of the transactions contemplated by the Merger Agreement, except with respect to clause (1) to the extent that such material adverse effect results from or is attributable to any of the following: (i) any Events in general United States or global economic conditions; (ii) any regulatory, legislative or political or geopolitical Events or securities, credit, currency, financial or other capital markets Events, in each case in the United States, or any other jurisdiction or geographical area; (iii) the execution and delivery of the Merger Agreement, or the public announcement or pendency of the Offer, the Merger or any of the other transactions contemplated hereby; (iv) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change, in GAAP (or other accounting standards applicable to KSW or its subsidiaries) or in any law applicable to KSW or its subsidiaries; or (v) any man-made or natural disasters or other force majeure Events or the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement (whether or not pursuant to the declaration of a national emergency or war); provided, however, that any Event referred to in clauses (i), (ii) or (v) shall not be excluded pursuant to such clauses to the extent (and only to the extent) it disproportionately affects KSW and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and countries and regions in which KSW and its subsidiaries operate.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of KSW, Parent or Offeror or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by any KSW documents filed with or furnished to the SEC and publicly available at least two (2) business days prior to the date of the Merger Agreement, which is September 5, 2012 and information in KSW’s confidential disclosure letter. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Parent’s or KSW’s public disclosures.

Operating Covenants. The Merger Agreement provides that, from the date of the Merger Agreement to the effective time of the Merger, except (1) as set forth in KSW’s confidential disclosure letter, (2) as expressly contemplated or permitted pursuant to the Merger Agreement, (3) as required by law or (4) as otherwise consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), KSW must, and must cause each of its subsidiaries, to conduct its businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships and goodwill with governmental authorities, customers, suppliers, and other persons having material business dealings with KSW or its subsidiaries.

In addition, between the date of the Merger Agreement and until the effective time of the Merger, KSW and its subsidiaries are subject to specified operating covenants and restrictions (subject to certain exceptions set forth in the Merger Agreement and KSW’s confidential disclosure letter), including, without limitation, restrictions relating to: the amendment of charter documents, bylaws or other comparable documents; issuances, sales or pledges of stock; acquisitions, repurchases or redemptions of stock; splits, combinations, subdivisions, reclassifications, dividends or distributions of stock; the liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of KSW or any of its subsidiaries; the incurrence of indebtedness for borrowed money or the guarantee of such indebtedness; compensation of directors, employees, agents or consultants; employee benefit plans; settlement of proceedings; accounting methods; tax matters; the acquisition or purchase of another person or interest or the disposition of property or assets of KSW; termination, premature termination, material amendment or modification or waiver of any term of any material contract or entry into a contract which contains a change of control or similar provision in favor of the other party; the fees of KSW’s financial advisor; capital expenditures; the adoption of shareholders rights plan, poison pill or similar arrangement; or the authorization to take any of the foregoing actions.

Stockholders Meeting. The Merger Agreement provides that, if after the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, approval of KSW’s stockholders is required by applicable law to consummate the Merger, KSW and/or the KSW Board will, in accordance with and to the extent permitted by applicable law, as soon as practicable following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) for the purposes of considering and taking action upon the Merger Agreement and approving the Merger and not postpone or adjourn the Stockholders Meeting. Notwithstanding the foregoing, if following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer and the expiration of any subsequent offering period made in accordance with the Merger Agreement, if applicable, and the exercise of the top-up option, if applicable, the numbers of Shares beneficially owned by Parent, Offeror and their respective subsidiaries collectively represents at least the number of Shares necessary for Offeror to be merged into KSW under the short-form merger provisions of the DGCL without a vote of KSW stockholders, the parties have agreed to take all necessary and appropriate action to cause the Merger to be completed as promptly as reasonably practicable thereafter in accordance with applicable law and as otherwise provided in the Merger Agreement without convening a Stockholders Meeting.

KSW’s Board Recommendation. Pursuant to the Merger Agreement, except as provided below, neither the KSW Board nor any committee thereof may (1) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Offeror, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Offeror, the recommendation by the KSW Board that its stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (the “KSW Board Recommendation”); (2) if a tender offer or exchange offer for KSW Common Stock that constitutes an Acquisition Proposal (as defined below) (whether or not a Superior Proposal (as defined below)) is commenced by a person unaffiliated with Parent, fail to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the stockholders of KSW reject such Acquisition Proposal and not tender any shares of KSW Common Stock into such tender or exchange offer (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of KSW) (it being understood that the KSW Board may refrain from taking any position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act, including issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act), (3) fail to publicly reaffirm the KSW Board Recommendation within five (5) business days after Parent so reasonably requests in writing; (4) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal made or received after the date of the Merger Agreement, (5) cause or permit KSW to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement constituting or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below) as permitted under the Merger Agreement) or (6) fail to include the KSW Board Recommendation in the Schedule 14D-9 and, if applicable, the Meeting Statement (any of the actions described in clauses (1) through (6) above, an “KSW Board Recommendation Change”).

Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, at any time prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, the KSW Board (or any committee thereof) may, in response to (1) an Intervening Event (as defined below) or (2) receipt of a bona fide, unsolicited Acquisition Proposal not arising from any breach (other than an inadvertent breach) of the non-solicitation provisions of the Merger Agreement described below after the date of the Merger Agreement that the KSW Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, in each case, effect a KSW Board Recommendation Change pursuant to clause (1), (2), (3) or (6) of such definition set forth above if (a) the KSW Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect a KSW Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to KSW stockholders under applicable law; (b) KSW has provided at least twenty-four (24) hours prior written notice to Parent that it intends to effect a KSW Board Recommendation Change, describing in reasonable detail the reasons for such KSW Board Recommendation Change (a “Recommendation Change Notice”), including a description of the Intervening Event in reasonable detail (in the case of an Intervening Event) or the terms and conditions of the Superior Proposal and the identity of the person(s) (unless prohibited by an Acceptable Confidentiality Agreement) making the proposal (in the case of a Superior Proposal) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto will not constitute a KSW Board Recommendation Change for purposes of the Merger Agreement); (c) if requested by Parent after receipt of such notice, KSW will have made its representatives available to discuss with Parent representatives and negotiate in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. New York City Time on the day of delivery by KSW to Parent of such Recommendation Change Notice and ending three (3) business days later at 5:00 p.m. New York City Time; provided, however, in the event there is a material change to the facts and circumstances relating to the Intervening Event (in the case of an Intervening Event) or material revisions to the terms or conditions of the Superior Proposal (in the case of a Superior Proposal), KSW will be required to deliver a new Recommendation Change Notice to Parent and to comply again with the requirements of this provision, except that references to the three (3) business day period in this clause (c) will be deemed references to a forty-eight (48) hour period; and (d) the KSW Board (or any committee thereof) will have determined in good faith (after consultation with outside legal counsel), after considering in good faith the terms of any proposed amendment or modification to the Merger Agreement, that the failure to effect a KSW Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties to KSW stockholders under applicable law.

Nothing in the Merger Agreement will prohibit or restrict KSW or the KSW Board (or any committee thereof) from, without limiting the generality of the above, (1) taking and disclosing to KSW stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (2) issuing a “stop look and listen” statement pending disclosure of its position thereunder as contemplated by Rule 14d-9(f) under the Exchange Act.

For purposes of this Offer to Purchase and the Merger Agreement:

•

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement on terms not less favorable in any material respect to KSW than those contained in the Confidentiality Agreement (as defined below).

•	“Acquisition Proposal” means any written, bona fide offer or proposal (other than an offer or proposal by Parent or Offeror) to engage in an Acquisition Transaction.

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“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (1) the purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of KSW Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than twenty percent (20%) of KSW Common Stock outstanding as of the consummation of such tender or exchange offer; (2) a merger, consolidation, joint venture, business combination or other similar transaction involving KSW pursuant to which the shareholders of KSW immediately preceding such transaction hold less than twenty percent (20%) of the voting equity interests in the surviving or resulting entity of such transaction; (3) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of KSW and its subsidiaries taken as a whole (measured by the fair market value thereof); or (4) a liquidation, dissolution or other winding up of KSW and its subsidiaries, taken as a whole.

•

“Intervening Event” means a material event, development or change in circumstances with respect to KSW occurring, arising or coming to the attention of the KSW Board after the date of the Merger Agreement and prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, and which was not known to the KSW Board or the executive officers of KSW as of or prior to the date of the Merger Agreement.

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“Superior Proposal” means any bona fide written Acquisition Proposal made after the date of the Merger Agreement for an Acquisition Transaction on terms that the KSW Board (or any committee thereof) will have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal that the KSW Board deems appropriate, including the likelihood and timing of consummation of such Acquisition Transaction, (1) is reasonably likely to be consummated in accordance with its terms and (2) would be more favorable to its stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the KSW Board (or such committee) considers relevant (after giving effect to all adjustments to the terms thereof which may be offered by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to 20% in the definition of Acquisition Transaction will be deemed references to 50%.

No-Solicitation Provisions. KSW has agreed that it and its subsidiaries will immediately cease any and all existing discussions (other than to state the Company’s non-solicitation obligations under the Merger Agreement) or negotiations with respect to any Acquisition Proposal. The Merger Agreement provides that from and after the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, KSW and its subsidiaries will not, and will direct and use reasonable best efforts to cause its and their respective directors, officers or other employees, controlled affiliates, or any investment banker (in its capacity as an investment banker), attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (2) other than in the ordinary course of business, consistent with past practice, and not with the intent of inducing or encouraging any Acquisition Proposal, furnish to any person (other than Parent, Offeror or any designees of Parent or Offeror) or waive restrictions on the use of any non-public information relating to KSW or any of its subsidiaries, or afford to any person (other than Parent, Offeror or any designees of Parent or Offeror) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of KSW or any of its subsidiaries, (3) participate or engage in discussions or negotiations with any person (other than Parent, Offeror and their respective Representatives) with respect to an Acquisition Proposal, (4) approve, endorse or recommend an Acquisition Proposal, or (5) enter into any contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement pursuant to the terms of the Merger Agreement).

However, notwithstanding anything to the contrary set forth in the Merger Agreement, prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, KSW, KSW’s subsidiaries, KSW’s Representatives and the Representatives of KSW’s subsidiaries may (1) participate or engage in discussions or negotiations with any person or group of persons that has made a bona fide, unsolicited Acquisition Proposal after the date of the Merger Agreement that the KSW Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal and/or (2) furnish to any person or group of persons that has made a bona fide, unsolicited Acquisition Proposal after the date of the Merger Agreement that the KSW Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, any non-public information relating to KSW and/or any of its subsidiaries and/or afford to any such person or group of persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of KSW and/or any of its subsidiaries, in each case under this clause (2) pursuant to an Acceptable Confidentiality Agreement; provided, however, that in the case of any action taken pursuant to the preceding clauses (1) or (2), (a) the KSW Board will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the KSW Board’s fiduciary duties to its stockholders under applicable law, (b) KSW will as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours following receipt of such Acquisition Proposal) give Parent written notice of the identity of such person or group of persons (unless prohibited by the Acceptable Confidentiality Agreement) and, if applicable, providing Parent with copies of the Acquisition Proposal and any draft agreements relating to the Acquisition Proposal (or, if written copies are unavailable, a summary of the terms thereof), and (c) promptly after furnishing any non-public information or giving access to such person or group of persons, KSW will give such access and furnish such non-public information to Parent (which may be by posting such information to a “virtual data room” available to Parent and its Representatives) to the extent such access or information has not been previously furnished to Parent.

Pursuant to the Merger Agreement, if KSW becomes aware of any receipt by KSW of (1) any Acquisition Proposal, (2) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (3) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, KSW must reasonably promptly (and in any event, within forty-eight (48) hours) notify Parent of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group of persons (unless prohibited by an Acceptable Confidentiality Agreement) making any such Acquisition Proposal, request or inquiry. KSW must keep Parent reasonably informed of any material change in the status or terms of any such Acquisition Proposal, request or inquiry as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt or delivery thereof).

Employment and Employee Benefits. Pursuant to the Merger Agreement, on and after the effective time of the Merger, Parent shall provide, or shall cause the Surviving Company to provide to each then current employee of KSW and its subsidiaries (each, a “Company Employee,” and collectively, the “Company Employees”), benefits that are substantially similar in the aggregate to the benefits provided to the Company Employees immediately before the effective time of the Merger. Notwithstanding the foregoing, on and after the effective time of the Merger, the Company Employees shall no longer participate in KSW’s 401(k) plan and shall participate under an employee benefit plan of the Parent or its Affiliate that is intended to qualify under Sections 401(a) and 401(k) of the Code. Immediately prior to such time as KSW becomes a member of a controlled group of corporations (within the meaning of Section 414 of the Code) that includes the Parent, KSW shall take such actions necessary to terminate its 401(k) plan. For purposes of vesting, eligibility to participate and level of benefits under the 401(k) plan of Parent or its Affiliates providing benefits to Company Employees after the effective time of the Merger, each Company Employee shall be credited with his or her years of service with KSW and its subsidiaries and their respective predecessors before the effective time of the Merger, to the same extent as such Company Employee was entitled, before the effective time of the Merger.

Rule 14d-10(d). KSW has agreed that prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, it will (acting through the compensation committee of the KSW Board) take such steps as may be required to approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each KSW Stock Plan, (2) the treatment of the KSW Stock Options in accordance with the terms set forth in the Merger Agreement, the applicable KSW Stock Plan and any applicable KSW Benefit Plans (as defined below) and (3) each other KSW Benefit Plan that provides compensation or benefits in connection with the transactions contemplated by the Merger Agreement, for purposes of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. “KSW Benefit Plan” means a bonus, qualified pension or profit sharing, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, employment, retirement, vacation, severance, change of control, retention, disability, death benefit, hospitalization, medical benefit or other material pension or welfare plan, policy, program, agreement, contract or arrangement maintained or contributed to by KSW or any of its subsidiaries for the benefit of any current or former employee, officer, or director of KSW or any of its subsidiaries, other than any such plan, policy, program, agreement, contract or arrangement maintained by or to which contributions are mandated by a governmental authority.

Indemnification, Exculpation and Insurance. The Merger Agreement provides that all rights to indemnification against and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement), now existing in favor of the current or former directors or officers of KSW as provided in KSW’s certificate of incorporation and bylaws and any resolution adopted by the KSW Board or any indemnification agreement between such directors and officers and KSW or its subsidiaries in each case, as in effect immediately prior to the execution and delivery of the Merger Agreement, and, in the case of certain such resolutions or indemnification agreements set forth in KSW’s confidential disclosure letter will be assumed by the Surviving Corporation in the Merger, without further action, as of the effective time of the Merger, and will survive the Merger and will continue in full force and effect in accordance with their terms.

The Merger Agreement also provides that the certificate of incorporation and the bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors or officers of KSW prior to the effective time of the Merger than are presently set forth in KSW’s certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of any such individuals.

The Merger Agreement also provides that prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, KSW may, in consultation with Parent, obtain or pay for any “tail” insurance policies with a claims period of at least six (6) years from and after the effective time of the Merger from an insurance carrier with the same or better credit rating as KSW’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as KSW’s policies existing as of the date of the Merger Agreement. These “tail” insurance policies will not require the payment of an aggregate annual premium in excess of two hundred percent (200%) of the aggregate annual premium most recently paid by KSW prior to the date of the Merger Agreement to maintain the D&O Insurance. If such “tail” insurance policies cannot be obtained at all or can be obtained only for an amount in excess of two hundred percent (200%) of the current annual premium, prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, KSW may, in consultation with Parent, obtain as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to two hundred percent (200%) of the current annual premium. If Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer the D&O Insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as that provided under KSW’s existing policies as of the date the Merger Agreement, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided under KSW’s existing policies as of the date of the Merger Agreement. Neither Parent nor the Surviving Corporation will be required to pay an aggregate annual premium for such D&O Insurance or comparable D&O Insurance in excess of two hundred percent (200%) of the aggregate annual premium most recently paid by KSW prior to the date of the Merger Agreement to maintain the D&O Insurance.

Reasonable Best Efforts. Pursuant to the Merger Agreement, each of Parent Guarantor, Parent, Offeror and KSW has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (1) take all acts necessary to cause the Offer Conditions and conditions to the Merger to be satisfied as promptly as reasonably practicable, (2) obtain all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and make all necessary registrations and filings and take all steps that may be necessary to obtain an approval or waiver from, or to avoid a proceeding by, any government authority and (3) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, each of Parent Guarantor, Parent, Offeror and KSW agreed that the “reasonable best efforts” standard described above will not require, or be construed to require Parent or any of its affiliates or permit KSW or any of its affiliates, in order to obtain any required approval from any governmental authority or third party, to sell, license, divest or dispose of or hold separate, any entities, assets, intellectual property rights or businesses of Parent, KSW or the Surviving Corporation (or any of their respective subsidiaries or affiliates).

Stock Exchange De-listing. Prior to the closing of the Merger (the “Closing Date”), KSW will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws (including the rules and regulations of NASDAQ) to cause the delisting of KSW Common Stock from NASDAQ and the deregistration of KSW Common Stock under the Exchange Act as promptly as practicable after the effective time of the Merger.

Takeover Statutes. Parent, KSW and their respective boards of directors are required to (1) take all reasonable action necessary to ensure that no takeover statute is or becomes applicable to the Merger Agreement or the transactions provided for therein, including the Offer, the top-up option and the Merger, and (2) if any takeover statute becomes applicable to the Merger Agreement or the transactions contemplated therein, take all reasonable action necessary to ensure that the transactions provided for in the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and must otherwise act to eliminate or minimize the effect of such takeover statute on Parent and Offeror, the Merger Agreement and the transactions provided for therein.

FIRPTA Certificate. On the Closing Date, KSW is required to provide to Parent a statement issued in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date, signed under penalty of perjury, and in form and substance reasonably satisfactory to Parent, certifying that KSW is not, and has not been for the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Transaction Litigation. KSW and Parent are required to give each other the opportunity to participate in the defense, settlement and/or prosecution of any pending or threatened litigation related to the transactions contemplated by the Merger Agreement. KSW has agreed that neither it nor any of its subsidiaries or Representatives will compromise or settle any such litigation unless Parent consents to such compromise or settlement in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Termination. The Merger Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer only as follows (and not for any other reason or on any other basis):

(1) by mutual written consent of Parent, Offeror and KSW;

(2) by either KSW or Parent in the event that the closing of the Offer will not have occurred on or before December 31, 2012 (“Outside Date”). The right to terminate the Merger Agreement pursuant to this provision is not available to any party to the Merger Agreement whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

(3) by either KSW or Parent if any law is enacted by a governmental authority of competent jurisdiction after the date of the Merger Agreement remaining in effect that makes the acceptance for payment of or payment for KSW Common Stock tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any Restraint enjoining or otherwise prohibiting the acceptance for payment of or payment for KSW Common Stock tendered pursuant to the Offer or the consummation of the Merger and such Restraint has become final and non-appealable; provided, however, that in the case of a Restraint, a party to the Merger Agreement will not be permitted to terminate the Merger Agreement pursuant to this provision if the issuance of any such Restraint is attributable to the failure of such party the Merger Agreement (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement required to be performed by such party to the Merger Agreement (or any affiliate of such party to the Merger Agreement) at or prior to the effective time of the Merger;

(4) by KSW, in the event that (a) KSW complied in all material respects with the non-solicitation and board recommendation provisions of the Merger Agreement described above; (b) KSW has received a Superior Proposal; (c) the KSW Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to KSW’s stockholders under applicable law; (d) KSW has delivered to Parent a Recommendation Change Notice; (e) if requested by Parent, KSW has made its representatives available to discuss with Parent representatives and negotiate in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. New York City Time on the day of delivery by KSW to Parent of such Recommendation Change Notice and ending three (3) business days later at 5:00 p.m. New York City Time; provided, however that in the event of any material revisions to the terms or conditions of the Superior Proposal, KSW is required to deliver a new Recommendation Change Notice to KSW and to comply again with the requirements of this provision, except that references to the three (3) business day period are deemed references to a forty-eight (48) hour period (such three (3) business day or forty-eight (48) hour period, as applicable, may be the same three (3) business day or forty-eight (48) hour period contemplated in the third paragraph in “—KSW’s Board Recommendation” above); (f) the KSW Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to the Merger Agreement, that the failure to enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to be inconsistent with its fiduciary duties to KSW’s stockholders under applicable law; and (g) KSW enters into such Superior Proposal and pays Parent the Termination Fee (as defined below); provided, that the parties to the Merger Agreement have agreed that any termination of the Merger Agreement pursuant to this provision will not be effective until KSW has paid the Termination Fee;

(5) by Parent, in the event that (a) Parent has not breached any of its representations, warranties or covenants under the Merger Agreement in any material respect and (b) KSW has (i) breached or be deemed to have breached in any material respect any of its obligations under the non-solicitation and board recommendation provisions of the Merger Agreement described above or (ii) breached any of its representations, warranties or covenants (other than the non-solicitation and board recommendation provisions of the Merger Agreement described above) under the Merger Agreement such that the conditions set forth in clauses (5) or (6) of Section 15 below would not be satisfied and, in the case of this clause (ii), will have failed to cure such breach prior to the earlier of (x) the Outside Date then in effect and (y) the tenth (10th) business day after KSW has received written notice of such breach from Parent (notwithstanding this provision, Parent is not permitted to terminate the Merger Agreement pursuant to clause (ii) in respect of the breach set forth in any such written notice (x) at any time during such ten (10) business day (or shorter) period, and (y) at any time after such ten

(10) business day (or shorter) period if KSW has cured such breach during such ten (10) business day (or shorter) period);

(6) by Parent, in the event that the KSW Board (or any committee thereof) has effected a KSW Board Recommendation Change; or

(7) by KSW, in the event that (a) KSW has not breached any of its representations, warranties or covenants under the Merger Agreement in any material respect and (b) Parent or Offeror will have breached any of its representations, warranties or covenants under the Merger Agreement (which breach would or would reasonably be expected to individually or in the aggregate prevent or materially impede, hinder or delay the consummation of the Offer or the Merger), and will have failed to cure such breach prior to the earlier of (i) the then in effect Outside Date and (ii) the tenth (10th) business day after Parent has received written notice of such breach from KSW (notwithstanding this provision, KSW is not permitted to terminate the Merger Agreement pursuant to this provision in respect of the breach set forth in any such written notice (x) at any time during such ten (10) business day (or shorter) period, and (y) at any time after such ten (10) business day (or shorter) period if Parent and Offeror have cured such breach during such ten (10) business day (or shorter) period).

Termination Fee. The Merger Agreement contemplates that a termination fee of $1,000,000 (the “Termination Fee”) will be payable by KSW to Parent under any of the following circumstances in accordance with the terms set forth in the Merger Agreement:

(1) in the event that (a) the Merger Agreement is terminated (i) by Parent pursuant to and in accordance with paragraph (5) of “—Termination” above, or (ii) either by Parent or KSW pursuant to and in accordance with paragraph (2) of “—Termination” above, (b) at or prior to the time of termination of the Merger Agreement a third party has publicly disclosed a bona fide Acquisition Proposal (such Acquisition Proposal, the “Outstanding Proposal”) and (c) within twelve (12) months following the termination of the Agreement, KSW enters into a definitive agreement with respect to the Outstanding Proposal or the Outstanding Proposal is consummated;

(2) in the event that the Merger Agreement is terminated by KSW pursuant to and in accordance with paragraph (4) of “—Termination” above; or

(3) in the event that the Merger Agreement is terminated by Parent pursuant to and in accordance with paragraph (6) of “—Termination” above.

Any Termination Fee due to Parent under the foregoing paragraph (1) must be paid to Parent by wire transfer of immediately available funds within two (2) business days after entering into a definitive agreement with respect to an Outstanding Proposal (or, if earlier, the consummation of the Outstanding Proposal); provided, that if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by KSW, KSW will pay to Parent the Termination Fee within one (1) business day following receipt of such wire instructions. Any Termination Fee due to Parent under the foregoing paragraph (2) must be paid to Parent by wire transfer of immediately available funds concurrently with such termination; provided, that if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by KSW, KSW will pay to Parent the Termination Fee within one (1) business day following receipt of such wire instructions. Any Termination Fee due to Parent under the foregoing paragraph (3) must be paid to Parent by wire transfer of immediately available funds within two (2) business days after demand by Parent.

Amendment. The Merger Agreement may be amended by KSW, Offeror and Parent at any time prior to the effective time of the Merger by an instrument in writing signed by each of them. At any time prior to the effective time of the Merger, each of Parent and Offeror, on the one hand and KSW, on the other hand, may (but are not obligated to) (1) extend the time for the performance of any of the obligations or other acts of the other, (2) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (3) to the extent permitted by applicable law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained in the Merger Agreement; provided, however, that following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, certain amendments require the approval of the Independent Directors. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to the Merger Agreement to assert any of its rights thereunder or under applicable law will not constitute a waiver of such rights and, except as otherwise expressly provided therein, no single or partial exercise by any party hereto of any of its rights thereunder will preclude any other or further exercise of such rights or any other rights thereunder or under applicable law.

Parent Guarantee. The Merger Agreement provides, among other things, that Parent Guarantor will absolutely, unconditionally and irrevocably guarantee to KSW the full, complete and timely performance, subject to the terms and conditions of the Merger Agreement, by Parent and Offeror of each and every obligation of Parent and Offeror under the Merger Agreement. Parent Guarantor also agreed to fully comply with the provisions described in “—Reasonable Best Efforts” above.

The Tender and Support Agreement.

Concurrently with the execution of the Merger Agreement, and in consideration thereof, Mr. Flord Warkol entered into Tender and Support Agreement with Parent and Offeror (the “Tender and Support Agreement”), whereby Mr. Warkol agreed, subject to the terms and conditions set forth therein, among other things, (1) to use reasonable best efforts to tender (and not withdraw) all of the Shares owned by him in the Offer (the “Covered Securities”), (2) to appear at any meeting of KSW’s stockholders and vote (a) in favor of the adoption of the Merger Agreement, (b) against approval of any proposal made in opposition to, or in competition with, the transactions contemplated by the Merger Agreement and (c) against any other action or agreement that would reasonably be expected to compete with, impede, interfere with or postpone the consummation of the Offer or the Merger, (3) not to (a) directly or indirectly, transfer any of the Covered Securities, (b) grant any proxies or powers of attorney with respect to any of the Covered Securities, deposit any of the Covered Securities into a voting trust or enter into a voting agreement with respect to any of the Covered Securities, or (c) cause any of the Covered Securities to be, or become subject to, any liens or encumbrances of any kind or character whatsoever, other than those arising under the securities laws, KSW’s certificate of incorporation or bylaws.

The Tender and Support Agreement will terminate upon the earlier of (1) the Outside Date then in effect, (2) the termination of the Merger Agreement, (3) the entry without the prior written consent of the applicable Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of KSW’s rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or Merger Consideration and (4) the termination or withdrawal of the Offer prior to the occurrence of the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer.

As of September 7, 2012, Mr. Warkol had ownership of an aggregate of 636,590 Shares, or approximately 10 % of KSW’s issued and outstanding Shares as of September 7, 2012. The foregoing description is qualified in its entirety by reference to the Tender and Support Agreement which are filed as Exhibits (d)(2).

The Confidentiality Agreement.

KSW and Parent Guarantor entered into a confidentiality agreement dated June 22, 2012 (the “Confidentiality Agreement”), in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, KSW and Parent Guarantor each agreed to, subject to certain exceptions, hold in complete confidence any information disclosed by the other party.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

14.    Dividends and Distributions.

Under the terms of the Merger Agreement, from the date of the Merger Agreement to the effective time of the Merger, without the prior written consent of Parent, KSW is not permitted to declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, shares, property or any combination thereof) with respect to shares of KSW Common Stock, or make any other actual, constructive or deemed distribution with respect to KSW Common Stock.

15.    Conditions of the Offer.

Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including those relating to the obligation of Offeror to pay for, or return the validly tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and Offeror may delay its acceptance for payment of or, subject to the restriction referred to above, its payment for, any validly tendered Shares, and, subject to the provisions of the Merger Agreement, Offeror may amend or terminate the Offer and not accept for payment any validly tendered shares, if:

(1) prior to the Expiration Date there is not validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Date) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Offeror, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis (which total number will be the number of Shares issued and outstanding plus the number of Shares which KSW would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but whether or not then vested, convertible, exchangeable or exercisable, but excluding the top-up option, and regardless of the conversion or exercise price or any other term or condition thereof (the “Minimum Condition”));

(2) there is in effect any Restraint enjoining or preventing the acceptance for payment of, or the payment for, the Shares or otherwise prohibiting consummation of the Offer or the Merger, or any law has been enacted after the date hereof by a governmental authority of competent jurisdiction that prohibits or makes illegal the Merger or the acceptance for payment of, or the payment for, the Shares pursuant to the Offer;

(3) the Merger Agreement has been terminated in accordance with its terms;

(4) any KSW Material Adverse Effect has occurred following the execution and delivery of the Merger Agreement;

(5) as of the date of the Merger Agreement and as of the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (a) any representation or warranty of KSW contained in any representation or warranty of KSW related to (i) the organization, standing and corporate power of KSW, (ii) the subsidiaries of KSW, (iii) the capital structure of KSW, (iv) broker’s fees and (v) the fairness opinion of KSW’s financial advisor of the Merger Agreement is not true and correct in all respects, or (b) any other representation or warranty of KSW contained in the Merger Agreement is not true and correct (without giving effect to any “materiality”, “KSW Material Adverse Effect” or similar qualifiers set forth therein), except where the failure of such representations and warranties referred to in this clause (b) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a KSW Material Adverse Effect;

(6) KSW has not performed or complied in all material respects with its obligations, agreements and covenants under the Merger Agreement required to be performed or complied with prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, and such failure to perform has not been cured prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer; or

(7) Parent has not received a certificate signed on behalf of KSW by the chief executive officer of KSW certifying as to the satisfaction of the conditions in paragraphs (2), (5) and (6) above

The conditions to the Offer set forth above (except for the Minimum Condition) are for the sole benefit of Parent and Offeror, may be asserted by Parent or Offeror regardless of the circumstances (including any action or inaction by Parent or Offeror, provided nothing herein will relieve any party from any obligation or liability such party has under the Merger Agreement) giving rise to any such condition and may be waived only by Parent or Offeror, in their sole discretion, in whole or in part at any applicable time and from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. Any failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Merger Agreement (except for any condition that may only be waived with KSW’s consent, as described in “Section 13—The Transaction Documents—The Merger Agreement—The Offer”).

16.    Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by KSW with the SEC and other publicly available information concerning KSW, we are not aware of any governmental license or regulatory permit that appear to be material to KSW’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. There is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to KSW’s business or certain parts of KSW’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “Section 15—Conditions of the Offer.”

Delaware law. As a Delaware corporation, KSW is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (3) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 662/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203 of the DGCL, the KSW Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 203 of the DGCL are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. KSW, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any validly tendered Shares. See “Section 15—Conditions of the Offer.”

17.    Fees and Expenses.

We have retained AST Phoenix Advisors to be the Information Agent, AST Investor Services to be the Dealer Manager and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent, the Dealer Manager and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

We will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

18.    Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Offeror or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person will be deemed to be the agent of Offeror, the Depositary or the Information Agent for the purpose of the Offer.

We have filed with the SEC a Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, KSW has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in “Section 8—Certain Information Concerning KSW” with respect to information concerning KSW.

Kool Acquisition Corporation

September 12, 2012

SCHEDULE I MANAGERS AND EXECUTIVE OFFICERS OF KOOL ACQUISITION LLC

The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the managers and executive officers of Kool Acquisition LLC are set forth below. The telephone number of each such manager and executive officer is (212) 801-1000.

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Jeff T. Blau Manager and Chief Executive Officer	U.S.	60 Columbus Circle, New York, NY 10023	Chief Executive Officer and Director, The Related Realty Group, Inc.; prior to September 2012 he was President instead of Chief Executive Officer of The Related Realty Group, Inc.

Bruce A. Beal, Jr. Manager and President	U.S.	60 Columbus Circle, New York, NY 10023	President, The Related Realty Group, Inc. since September 2012; prior thereto, Executive Vice President, The Related Realty Group, Inc.

Richard O’Toole Manager, Secretary, Treasurer and Executive Vice President	U.S.	60 Columbus Circle, New York, NY 10023	Executive Vice President, The Related Realty Group, Inc.

S – 1

SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF KOOL ACQUISITION CORPORATION

The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Kool Acquisition Corporation are set forth below. The telephone number of each such director and executive officer is (212) 801-1000.

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Jeff T. Blau Director and Chief Executive Officer	U.S.	60 Columbus Circle, New York, NY 10023	Chief Executive Officer and Director, The Related Realty Group, Inc.; prior to September 2012 he was President instead of Chief Executive Officer of The Related Realty Group, Inc.

Bruce A. Beal, Jr. Director and President	U.S.	60 Columbus Circle, New York, NY 10023	President, The Related Realty Group, Inc. since September 2012; prior thereto, Executive Vice President, The Related Realty Group, Inc.

Richard O’Toole Director, Secretary, Treasurer and Executive Vice President	U.S.	60 Columbus Circle, New York, NY 10023	Executive Vice President, The Related Realty Group, Inc.

S – 2

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each record stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	By Facsimile Transmission (for eligible institutions only):	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department Facsimile: (718) 234-5001	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Confirm Facsimile Transmission:

(877) 248-6417 (toll free) or (718) 921-8317

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the addresses and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

AST Phoenix Advisors

110 Wall Street, 27th Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 493-3910

All Others Call Toll Free: (877) 478-5038

Email: info@phoenixadvisorsast.com

The Dealer Manager for the Offer is:

AST Investor Services

110 Wall Street, 27th Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 493-3910

All Others Call Toll Free: (877) 478-5038